Exhibit 99.1

Nuvilex Announces Name Change to PharmaCyte Biotech

Company’s Shares Will Trade under New Ticker Symbol PHCB

SILVER SPRING, MD, January 7, 2014 (GLOBE NEWSWIRE) – Nuvilex, Inc. (OTCQB: NVLX) today announced that the Company has changed its name to PharmaCyte Biotech, Inc. Shares in PharmaCyte Biotech will trade under the new ticker symbol “PHCB” on the OTCQB electronic platform.  The new symbol is expected to become effective at the open of the market on January 8, 2014. The name change is part of the Company’s transformation process to operate solely as a pure biotechnology firm leveraging its Cell-in-a-Box® technology, a proprietary cell encapsulation platform being utilized to develop “targeted” treatments for solid cancerous tumors and insulin dependent diabetes.

“Over the past year, we’ve implemented an aggressive strategy to facilitate the advancement of the treatments we are developing for cancer and diabetes, with our Cell-in-a-Box® technology at the core of these treatments. Our new name reflects the tremendous progress we’ve accomplished in terms of clinical development and signifies the structural completion of our transition to becoming a fully dedicated biotechnology company,” said Kenneth L. Waggoner, Chief Executive Officer of PharmaCyte Biotech.

Some of the highlights in 2014 that have marked this transition include:

•	Receiving “orphan drug” designation from the U.S. Food and Drug Administration (FDA) for the Company’s pancreatic cancer treatment, with applications filed with the EMA and the TGA for the same status in Europe and Australia.

•	Development of a clinical protocol for a planned Phase 2b clinical trial with the goal of initiating the clinical trial in 2015.

•	A preclinical study being completed evaluating the effectiveness of the Company’s pancreatic cancer treatment on the accumulation of malignant ascites fluid often associated with the growth of abdominal cancers with positive results that have led to a follow-up study about to be launched.

•	The establishment of a world-wide Diabetes Consortium with a number of research agreements now in place with major universities and institutions that will permit the development of a break-through treatment for insulin dependent diabetes that combines Cell-in-a-Box® with insulin-producing cells.

•	Progression at the University of Northern Colorado in the pursuit of treatments for brain and other forms of difficult to treat cancers that will combine cannabinoid or cannabinoid-like compounds with the Cell-in-a-Box® technology.

“With exciting developments on the horizon for 2015, our work to develop treatments for both cancer and diabetes will move forward under our new name because it speaks to what we actually do here at PharmaCyte Biotech,” concluded Mr. Waggoner.

About PharmaCyte Biotech

PharmaCyte Biotech is a clinical stage biotechnology company focused on developing and preparing to commercialize treatments for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as Cell-in-a-Box®. This unique and patented technology will be used as a platform upon which treatments for several types of cancer, including advanced, inoperable pancreatic cancer, and diabetes are being built. PharmaCyte Biotech’s treatment for pancreatic cancer involves low doses of the well-known anticancer prodrug ifosfamide, together with encapsulated live cells, which convert ifosfamide into its active or "cancer-killing" form. These capsules are placed as close to the cancerous tumor as possible to enable the delivery of the highest levels of the cancer-killing drug at the source of the cancer. This “targeted chemotherapy” has proven remarkably effective in past clinical trials. In addition, PharmaCyte Biotech is working towards improving the quality of life for patients with advanced pancreatic cancer and on treatments for other types of solid cancerous tumors. PharmaCyte Biotech is also developing treatments for cancer based upon chemical constituents of marijuana known as cannabinoids. In doing so, PharmaCyte Biotech is examining ways to exploit the benefits of Cell-in-a-Box® technology in optimizing the anticancer effectiveness of cannabinoids, while minimizing or outright eliminating the debilitating side effects usually associated with cancer treatments. This provides PharmaCyte Biotech the rare opportunity to develop “green” approaches to fighting deadly diseases, such as cancer of the pancreas, brain and breast, which affect hundreds of thousands of individuals worldwide every year.

Safe Harbor

This press release may contain forward-looking statements regarding PharmaCyte Biotech and its future events and results that involve inherent risks and uncertainties. The words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions, as they relate to PharmaCyte Biotech or its management, are intended to identify forward-looking statements. Important factors, many of which are beyond the control of PharmaCyte Biotech, could cause actual results to differ materially from those set forth in the forward-looking statements. They include PharmaCyte's ability to continue as a going concern, delays or unsuccessful results in clinical trials or flaws or defects regarding its product candidates, changes in relevant legislation or regulatory requirements, uncertainty of protection of PharmaCyte Biotech’s intellectual property and PharmaCyte Biotech’s continued ability to raise capital. PharmaCyte Biotech does not assume any obligation to update any of these forward-looking statements.

More information about PharmaCyte Biotech can be found at www.PharmaCyteBiotech.com. It can also be obtained by contacting Investor Relations.

Investor Relations Contacts:

Jamien Jones

Blueprint Life Science Group

Telephone: 415.375.3340 Ext. 103

jjones@bplifescience.com